Exhibit 99.2

Gannett Co., Inc. Appoints Paul Bascobert President and Chief Executive Officer

MCLEAN, Va. – August 5, 2019 – Gannett Co., Inc. (NYSE: GCI) today announced that Paul Bascobert has been appointed President and Chief Executive Officer and a member of the Board of Directors, effective immediately.

Mr. Bascobert joins Gannett with more than two decades of management experience across media, marketing and technology. He most recently served as President of XO Group, where he was instrumental to the company’s transformation from a media business to a two-sided marketplace model. Previously, he served as President of Local Businesses at Yodle, a local internet marketing and advertising solutions provider for small businesses. Prior to that, he held leadership roles at multiple media companies, including Bloomberg LP, where he served as Chief Operating Officer of its Media Group and President of Bloomberg Businessweek, and Dow Jones & Co., where he served as Chief Marketing Officer across its consumer products, including The Wall Street Journal, Barron’s and MarketWatch.

J. Jeffry Louis, Chairman of the Gannett Board of Directors, said, “On behalf of the board, I am pleased to welcome Paul to Gannett at this important time for our company and industry. We are confident that his dynamic skillset and significant industry experience make him ideally suited to lead this company forward. Paul is a proven leader with a clear strategic vision and established record of successfully pivoting companies toward a marketplace model and driving financial and operational performance for multiple marketing solutions companies and well-established media brands. We look forward to benefiting from Paul’s experience and insights as we work together to extend Gannett’s leadership as a trusted marketing services partner to businesses, while delivering critical, trusted news to communities nationwide.”

“I am excited to join Gannett at such a pivotal time,” said Mr. Bascobert. “Gannett has a strong portfolio of brands, including the iconic USA TODAY, focused on delivering journalistic excellence and best-in-class digital marketing services. I look forward to working closely with the Gannett Board and management team, as well as our talented employees, to continue to drive digital growth, maintain our commitment to serving local communities and enhance value for our shareholders.”

Mr. Louis continued, “I also want to thank Barbara Wall for serving as interim COO during a critical period for the company. Her deep understanding of our business and operations from her more than three decades at Gannett will continue to be invaluable to ensure a seamless transition and continue the progress we have made in our ongoing digital transformation.”

In separate press releases issued today, Gannett reported second quarter 2019 financial results and announced that it has entered into a definitive merger agreement with New Media Investment Group Inc. (“New Media”) (NYSE: NEWM) under which New Media will acquire Gannett. Michael Reed, Chairman and Chief Executive Officer of New Media, will be Chairman and Chief Executive Officer of the combined company and Mr. Bascobert will serve as Chief Executive Officer of the operating subsidiary.

About Paul Bascobert

Paul Bascobert was the President of XO Group from 2016 until its sale to Permira Equity in 2019. During his tenure, he helped lead the company’s transformation from a media company to a marketplace business. Prior to XO, Mr. Bascobert led sales, service and marketing for the Local Businesses segment at Yodle from 2014 until 2016. Before that, he spent four years at Bloomberg LP as President of Bloomberg Businessweek from 2010 until 2014, in addition to serving as Chief Operating Officer of the Media Group from 2011 to 2014. Mr. Bascobert joined Bloomberg from Dow Jones & Co. where he was Senior Vice President of Operations from 2006 until 2007 and Chief Marketing Officer from 2007 until 2009.

Prior to Dow Jones, Mr. Bascobert co-founded Vertex Partners, which leveraged data analytics to drive sales and product strategy within the pharmaceutical and media industries. Mr. Bascobert began his career as an engineer with General Motors and Whirlpool Corporation. Mr. Bascobert holds a B.S. in electrical engineering from Kettering University and an MBA in finance from The Wharton School of the University of Pennsylvania.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched local-to-national reach, Gannett touches the lives of more than 125 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include USA TODAY NETWORK with the iconic USA TODAY and more than 100 local media brands, digital marketing services companies ReachLocal, WordStream and SweetIQ, and U.K. media company Newsquest. To connect with us, visit www.gannett.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things:

•	Our ability to achieve our strategic transformation;

•	Potential disruption due to the reorganization of our sales force;

•	An accelerated decline in general print readership and/or advertiser patterns as a result of changing consumer preferences, competitive alternative media, or other factors;

•	An inability to adapt to technological changes or grow our digital businesses;

•

Risks associated with the operation of an increasingly digital business, such as rapid technological changes, challenges associated with new delivery platforms, declines in web traffic levels, technical failures and proliferation of ad blocking technologies;

•	Competitive pressures in the markets in which we operate;

•	Macroeconomic trends and conditions;

•	Increases in newsprint costs over the levels anticipated or declines in newsprint supply;

•

Risks and uncertainties associated with our ReachLocal segment, including its significant reliance on Google for media purchases, its international operations and its ability to develop and gain market acceptance for new products or services;

•	Our ability to protect our intellectual property or defend successfully against infringement claims;

•	Our ability to attract and retain talent;

•	Labor relations, including, but not limited to, labor disputes which may cause business interruptions, revenue declines or increased labor costs;

•	Potential disruption or interruption of our IT systems due to accidents, extraordinary weather events, civil unrest, political events, terrorism or cyber security attacks;

•

Risks and uncertainties related to strategic acquisitions, investments, or divestitures, including distraction of management attention, incurrence of additional debt, integration challenges, and failure to realize expected benefits or synergies or to operate businesses effectively following acquisitions;

•

Risks and uncertainties relating to the proposed transaction between us and New Media Investment Group Inc., including the parties’ ability to consummate the proposed transaction in the time period expected or at all, and risks relating to the parties’ ability to achieve the anticipated benefits of the proposed transaction;

•	Risks of financial loss and reputational harm related to reduction or closure of operations in light of ongoing challenges affecting the publishing industry;

•	Variability in the exchange rate relative to the U.S. dollar of currencies in foreign jurisdictions in which we operate;

•	Risks associated with our underfunded pension plans and the plans of our affiliates and investees;

•

Adverse outcomes in litigation or proceedings with governmental authorities or administrative agencies, or changes in the regulatory environment, any of which could encumber or impede our efforts to improve operating results or the value of assets;

•

Volatility in financial and credit markets which could affect the value of retirement plan assets and our ability to raise funds through debt or equity issuances and otherwise affect our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms;

•	Risks to our liquidity related to the redemption, conversion and similar features of our convertible notes;

•	Political, economic, and market uncertainty resulting from the pending withdrawal of the U.K. from the European Union; and

•	Other uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

A further description of these and other important risks, trends, uncertainties and other factors is provided in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s annual report on Form 10-K for fiscal year 2018. Any forward-looking statements should be evaluated in light of these important risk factors. The company is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

For investor inquiries, contact:

Stacy Cunningham

Vice President, Financial Planning & Investor Relations

703-854-3168

investors@gannett.com

For media inquiries, contact:

Amber Allman

Vice President, Corporate Events & Corporate Communications

703-854-5358

aallman@gannett.com